Exhibit 99.3

Stock Sales Agreement
(Non-Discretionary Plan)

Stock Sales Agreement dated March 16, 2021 (this “Agreement”) between Green Nikola Holdings LLC (the “Company”) and Morgan Stanley & Co. LLC (“Morgan Stanley”), acting as agent for the Company.
1.          The Company hereby appoints Morgan Stanley to sell shares of Nikola Corporation (the “Issuer”) common stock, par value $.0001 per share (the “Stock”), pursuant to the terms and conditions set forth below and in Annex A hereto, which is expressly made a part of this Agreement.  Subject to such terms and conditions, Morgan Stanley hereby accepts such appointment.
2.          Morgan Stanley is authorized to begin selling Stock pursuant to this Agreement on June 9, 2021 and shall cease selling Stock as of the earliest to occur of the following (such period, the “Plan Period”): (i) receipt of notice by Morgan Stanley of the commencement or impending commencement of any proceedings in respect of or triggered by the Company’s bankruptcy or insolvency, (ii) close of business on December 10, 2021, (iii) when the Maximum Amount (as defined in Annex A) of Stock is sold, (iv) the date set forth in a Termination Notice delivered pursuant to paragraph 6 of this Agreement, (v) the date Morgan Stanley receives notice of the closing of a merger, recapitalization, acquisition, tender or exchange offer, or other business combination or reorganization resulting in the exchange or conversion of all or any portion of the unsold Stock into shares of another company, or (vi) the Stock is no longer listed on a national securities exchange.
3.          Morgan Stanley shall not sell Stock hereunder at any time when:
(i)          Morgan Stanley, in its sole discretion, has determined that it is prohibited from doing so by a legal, contractual or regulatory restriction applicable to it or its affiliates or to the Stock, the Issuer or the Company or its or their affiliates (other than any such restriction relating to the Issuer’s or the Company’s possession or alleged possession of material nonpublic information about the Issuer or the Stock); or
(ii)          Morgan Stanley, in its sole discretion, deems such sale to be inadvisable; or
(iii)          Morgan Stanley has received notice from the Company in accordance with paragraph 6 below.
4.          The parties intend that this Agreement comply with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  In particular, the Company (i) represents that, as of the date hereof, it is not aware of any material, nonpublic information about the Stock, the Issuer or its securities and it is entering into this Agreement in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 of the Exchange Act and (ii) agrees not to alter or deviate from the terms of this Agreement or enter into or alter a corresponding or hedging transaction or position with respect to the Stock

(including, without limitation, with respect to any securities convertible or exchangeable into the Stock) during the Plan Period.
5.          Morgan Stanley agrees to conduct all sales pursuant to the Agreement in accordance with both the manner of sale requirement of Rule 144 and the volume limitations of Rule 144, provided that adherence to such volume limitations with respect to a given period shall be determined by Morgan Stanley in accordance with the assumption that sales under this Agreement are the only sales of Stock that the Company (and any other persons or entities with whom the Company’s sales of Stock are required to be aggregated for purposes of Rule 144) is effecting during such period.
6.          (i) This Agreement may be terminated prior to the end of the Plan Period at any time by prior written notice (a “Termination Notice”) from the Company sent to Morgan Stanley’s compliance office by overnight mail and by facsimile at the address and fax number set forth in paragraph 14 below and received by Morgan Stanley’s compliance office at least one day prior to the date on which this Agreement is to be terminated.
(ii) The Company shall provide Morgan Stanley with a Termination Notice in the event that any legal or regulatory restrictions applicable to the Stock, the Issuer, the Company or its or their affiliates would prevent Morgan Stanley from selling Stock for the Company’s account during the Plan Period.
7.          The Company agrees that Morgan Stanley will execute this Agreement in accordance with its terms and will not be required to terminate any sales of the Stock unless the Company notifies Morgan Stanley of its intention to terminate the Agreement in accordance with the provisions of paragraph 6.
8.          This Agreement may be amended by the Company only upon the written consent of Morgan Stanley and receipt by Morgan Stanley of a certificate signed by the Company dated as of the date of such amendment certifying that the representations and warranties of the Company contained in this Agreement are true at and as of the date of such certificate as if made at and as of such date.
9.          The Company has consulted with its own advisors as to the legal, tax, business, financial and related aspects of, and has not relied upon Morgan Stanley or any person affiliated with Morgan Stanley in connection with, the Company’s adoption and implementation of this Agreement.  The Company acknowledges that Morgan Stanley is not acting as a fiduciary or an advisor for the Company.
10.          The Company and Morgan Stanley acknowledge and agree that this Agreement is a “securities contract,” as such term is defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), entitled to all the protections given to such contracts under the Bankruptcy Code.
11.          Morgan Stanley may sell Stock on any national securities exchange, in the over-the-counter market, on an automatic trading system or otherwise.

12.          The Issuer has informed the Company that the Issuer’s consent is not required with respect to the entry into this Agreement or the sales of Stock contemplated by this Agreement, and the execution and delivery of this Agreement by the Company and the transactions contemplated by this Agreement will not contravene any provision of law, the constitutive documents of the Issuer or any agreement or other instrument binding on the Company or any of its affiliates or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or its affiliates.
13.          Proceeds from each sale of Stock effected under this Agreement shall be delivered to the Company’s checking account (account information listed below) on a normal two-day settlement basis less any commission, commission equivalent, mark-up or differential and other expenses of sale to be paid to Morgan Stanley.
Bank:	[***]
Type of Account:	[***]
Account No.:	[***]
Routing No.:	[***]
14.          All notices to Morgan Stanley under this Agreement shall be given to Morgan Stanley’s compliance office by fax and certified mail as specified below:
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with a copy to:

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15.          This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York and may be modified or amended only by a writing signed by the parties hereto.
16.          This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
17.          If any provision of this Agreement is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation.  All other provisions of this Agreement will continue and remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have signed this Agreement as of the date first written above.

GREEN NIKOLA HOLDINGS LLC

/s/ Haeyoung Lee
Name:	Haeyoung Lee
Title:	President

MORGAN STANLEY & CO. LLC

/s/ Darrell R. Alfieri
Name:	Darrell R. Alfieri
Title:	Executive Director

ANNEX A
SALES INSTRUCTIONS

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